CENTREX Inc.'s FIRST AMENDED EMPLOYEE INCENTIVE STOCK OPTION PLAN

Whereas, it is the intention of Centrex, Inc. ("CNEX") an Oklahoma Corporation that this plan be in strict adherence to the Definition of Rule 405 of the Securities Act of 1933 and Section 422(a) of the Internal Revenue Code.

     This Plan, executed this 21st day of November, 2001, but effective for all purposes as of November 1, 1998, pursuant to the original Centrex 1998 Incentive Stock Option Plan by Centrex, an Oklahoma Corporation of 8908 S. Yale Ave., Suite 409, Tulsa, OK 74137. WITNESSETH WHEREAS, the Company had adopted the Centrex Incentive Stock Option Plan ("Original Plan") on November 1, 1998; and

     WHEREAS, the Corporation hereby amends its employee stock option plan whereby the terms set forth below shall replace the terms set forth in the Original Plan in its entirety; and

     WHEREAS, the Corporation believes it is in the best interests of the Corporation to establish a plan for the purpose of providing certain benefits for the participants described hereunder; and

     WHEREAS, the Corporation wishes to offer an inducement to such participants to remain as employees in the form of additional compensation for services which they have rendered or will hereafter render; and

     WHEREAS, the Corporation wishes to offer an inducement to attract and retain quality senior level employees.

     WHEREAS, the Corporation intends that the stock options issued under this Plan provide an incentive for key employees and advisors to promote the success of the Corporation, to retain a proprietary interest in the Corporation and encourage them to remain in service.

         Therefore, it is resolved that:

1.   Title.

     The title of this plan is the " Centrex First Amended Employee Incentive Stock Option Plan".

2.   Registrant.

     The registrant who securities are being offered pursuant to the plan is Centrex Inc., (symbol CNEX).

2.   General Purpose.

     The general purpose of this plan is to offer an incentive to key employees officers and directors (collectively referred to as "Employees")of CNEX by offering them options to purchase its common stock, par value $0.001 per share ("Common Stock"). It's duration shall be five years. It may only be modified, terminated or extended by written agreement of both the Employees (who are currently employed and have received benefits under this plan) and the Company.

3.   ERISA.

     This plan is not subject to the Employee Retirement Income Security Act of 1974.

4.   Address.

     The following is the address and phone number which plan participants may use to obtain additional information;

           Centrex Inc.
           8908 S. Yale Ave., Suite 409
           Tulsa, OK 74137
           (918) 492-4125

5.   Plan Manager.

     The board of directors shall appoint a plan manager to take all necessary actions to carry out the objectives of this plan and the underlying Employment Agreements & Benefit Plans. The board of directors at their discretion may appoint additional or different managers from time to time.

6.   Removal of Manger.

     The Manager may be removed from office based upon the following;

          a) a 3/4 majority vote of the shareholders or

          b) upon termination (voluntary or involuntary) of his employment.

7.   Securities to be offered.

          a) Title.

          CNEX Common Stock Options

          b) Amount to be offered.

               i) Employee Bonus.

               The Employees may be paid a bonus in stock options from time to time at the board's discretion based upon Employee performance.

          c) Registration of Securities.

               The securities are to be registered pursuant to Form S-8 (to include the reoffering prospectus) or any other appropriate registration under the Securities Act of 1933. Therefore, the Employee shall find all necessary disclosures in the registration statement as well as the required quarterly and annual filings.

8.   Employees Who May Participate in Plan.

     The officers, directors and key employees as determined by the board of directors may participate in this plan.

9.   Purchase of Securities Pursuant to the Plan.

     The employees have no right to participate in this plan as the right to compensate in common stock options lies within the absolute discretion of the company. The securities will be issued directly from the Company. Employees will not be required to invest funds (including matching funds) in this plan. The number of options an employee receives is not based upon percentage of wages.

10.  Resale Restrictions.

     Resale restrictions shall apply for an affiliate in that the any and all securities acquired under this Plan are subject to the same resale limitations that applied to the Company. In addition there is no established market for CNEX options.

11.  Tax Effects of Plan Participation.

     (a) Under this Plan

          (1) Options are to be granted only to employees for a reason connected with their employment who:

               (A) At all times during the period beginning on the date of the granting of the option and ending on the day three months before the date of such exercise, were employees of either the Corporation granting such option, or a corporation or a parent or subsidiary corporation of such corporation, or a corporation to which Section 425(a) of the Internal Revenue Code applies. In the case of an employee who is disabled (within the meaning of Section 105(d)(4) of the Internal Revenue Code, the three month period will be one year.

               (B) Do not own stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of this corporation or subsidiary corporation. This provision shall not apply if at the time such option is granted the option price is at least 110% of the fair market value of the stock subject to the option, and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

          (2)  Options granted under this plan:

               (A) Shall allow the issuance of not more the three million (3,000,000) shares of the Common Stock of CNEX.

               (B)  Shall be granted within ten years from the date this plan is
                    adopted,   or  the  date  this  plan  is   approved  by  the
                    stockholders, whichever is earlier.

               (C) Shall be, by its terms, not exercisable after the expiration of ten years from the date such option is granted.

               (D) Shall be, by its terms, not transferable by such employee to whom granted otherwise than by will or the laws of descent and distribution, and shall be exercisable, during his or her lifetime, only by him or her.

               (E) Shall not be granted to any employee (without the employee's prior written consent) where such employee is granted options which for the first time exercisable in any calendar year (under all plans of his employer corporation and its parent and subsidiary corporation) where the aggregate fair market value of the stock may exceed $100,000.

               (F)  May be paid for with stock of the Corporation

               (G) The employee may receive property (subject to the provisions of the Internal Revenue Code Section 83) at the time of exercise of the option.

12.  Grant

     (a) Issuance Date. The following options may be granted to covered employees on the last day of the Securities and Exchange reporting quarter.

     (b) Grant Price. Options are to be granted to Covered Employees without cost.

     (c) Number of Options. Any Covered Employee may receive as many stock options as the board of directors deems appropriate without exceeding the total plan amount.

     (d) Cashless Provision. The Grant shall include a provision which sets forth a formula whereby the employee may exercise his options and receive shares of common stock in the amount which represents the difference between the strike price and trading price multiplied by the number of options exercised.

13.  Strike Price

     Said option shall be exercisable upon the payment of the following strike price; the trading or fair market value of the shares at the time they are granted. The dollar amount of the trading price or fair market value will be expressed in writing in the ISO Stock Option at time of transfer. AT this time there is no established trading price. However, an optionee who is granted an Incentive Stock Option and owns more than 10% of the total combined voting power of all classes of the Company the Price per share will not be less than the higher of 110% of the fair market value of the stock, on the day of the grant of the option. The fair market value shall be the trading value or shall be determined in good faith by the Committee.

14.  Adjustment of Option Price.

     The option price referred to herein shall be subject to adjustment from time to time as follows:

     (1) In case the Corporation shall at any time subdivide the outstanding shares of Common Stock, the option price in effect immediately prior to such subdivision shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock, the option price in effect immediately prior to such combination shall be proportionately increased, effective at close of business on the date of such subdivision or combination as the case may be. For the purposes of this subparagraph, any distribution of shares of Common Stock to holders of shares of Common Stock shall be deemed to be a subdivision, irrespective of the accounting treatment hereof.

     (2) In case the Common Stock of the Corporation shall be changed into another kind of capital stock or debt (otherwise than trough a subdivision or combination of shares) or shall represent the right to receive some other security or property , as a result of any capital reorganization, reclassification or any merger or consolidation with another corporation, this option shall (subject to further adjustments in option price as herein provided) thereafter entitle the record holder to acquire upon exercise thereof the kind and number of shares of stock or other securities or property to which such holder would have been entitled if he had held the Common Stock issuable upon the exercise of this option immediately prior to such capital reorganization, reclassification, merger consolidation or sale of assets.

     (3) Whenever the option price shall be adjusted as provided in this subparagraph, the Corporation shall forthwith file at each designated for the exercise of this option a statement, signed by the Chairman of the Board, the President, any vice president or the treasurer of the Corporation, showing in reasonable detail the facts requiring such adjustment and the option price that will be effective after such adjustments to be sent by first class mail, postage prepaid, to each registered holder of such option at his address appearing on the stock register.

15. Holding Period. The employee must not exercise the option for two years from the date it is granted or the expiration of one year beginning on the date of transfer of the shares. If the employee exercises the option within the two year period, or transfers the shares within the one year period as described above this will be considered a disqualifying disposition. Therefore, pursuant to IRC Section 422(b), the income attributable to such a transfer shall be treated as income received in the tax year which the disqualifying disposition occurs.

16.  Investment of Funds.

     The Employees have no alternatives as to the investment of funds.

17.  Withdrawal from Plan.

     An Employee shall be withdrawn from plan upon termination of employment. pursuant to the terms of the Employment Agreement & Benefit Plan. Any employee may terminate their interest in this plan with sixty days notice to the Company in writing.

18.  Forfeitures and Penalties.

     The only forfeiture or penalty under this plan would be that an employees termination for cause under the terms of their Employment Agreement would simultaneously terminate their rights under the this Plan.

19.  Charges and Deductions and Liens Therefor.

     There will be no charges or deductions to the Employees for participating in this plan.

20.  Registrant Information and Employee Plan Annual Information.

     CNEX will provide without charge to the Employees, upon written request the documents incorporated by reference in Item 3 of Part II of the Registration Statement. These documents are incorporated by reference in the Section 10(a) prospectus. CNEX will also make available any and all documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act of 1933. These documents can be received by contacting the plan manager at the above address.

              Ratified by,

              /s/ Gifford Mabie
              -----------------
              Sole Officer and Director

              This 21st day of November, 2001 witnessed by;

              /s/ Vicki Pippin
              -----------------